EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (SEC File Nos. 333-147435, 333-108672 and 333-108673) and in Registration Statements on Form S-3 (SEC File Nos. 333-148286, 333-147596, 333-147595, 333-123401, 333-115033 and 333-13326) of our report dated March 31, 2008, with respect to the consolidated financial statements of Elixir Gaming Technologies, Inc, and Subsidiaries, included in the Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ Ernst & Young, LLP
Las Vegas, Nevada
March 30, 2009